UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2022

DAVE & BUSTER’S ENTERTAINMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35664	35-2382255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 S. Belt Line Rd., Suite 500 Coppell, TX	75019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 357-9588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PLAY	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On June 29, 2022 (the “Closing Date”), Dave & Buster’s Entertainment, Inc. (the “Company”) completed its previously announced acquisition (the “Main Event Acquisition”) of Ardent Leisure US Holding, Inc. pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 6, 2022, by and among the Company, Ardent Leisure US Holding Inc., Delta Bravo Merger Sub, Inc. the Company’s wholly-owned subsidiary formed for the purpose of completing the transactions set forth in the Merger Agreement, for the limited purposes set forth therein, Ardent Leisure Group Limited (“Ardent”), and, for the limited purposes set forth therein, RB ME LP (“RedBird”) and RB ME Blocker, LLC, RB ME Series 2019 Investor Aggregator LP and RedBird Series 2019 GP Co-Invest, LP.

Item 1.01	Entry into a Material Definitive Agreement.

New Credit Facility

In connection with the closing of the Main Event Acquisition, Dave & Buster’s, Inc., a wholly owned subsidiary of the Company (the “Borrower”), entered into a senior secured credit agreement (the “Credit Agreement”) by and among the Borrower, as borrower, Dave & Buster’s Holdings, Inc., as parent guarantor (“D&B Holdings”), the other guarantors from time to time party thereto, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent and Deutsche Bank Securities, Inc., JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Truist Securities, Inc., Capital One, N.A. and Fifth Third Bank, National Association, as joint lead arrangers joint bookrunners.

The Facility (as defined below) created by the Credit Agreement refinanced the Borrower’s $500 million existing revolving credit facility and term loan facility (together, the “Existing Facility”).

The Credit Agreement provides for a (i) 5-year revolving credit facility in the aggregate principal amount of $500 million (the “Revolving Facility” and loans made thereunder the “Revolving Loans”) and (ii) a 7-year Term Loan B facility in the aggregate principal amount of $850 million (the “Term Facility” and loans made thereunder the “Term Loans” and, together with the Revolving Facility, the “Facility”). The proceeds of the loans made under the Facility will be used by the Borrower to refinance the Existing Facility, pay the consideration for the Main Event Acquisition and to pay related fees and expenses and for other general corporate purposes of the Borrower and its subsidiaries, as shall be determined by the Borrower from time to time. The Facility commenced on June 29, 2022. The Revolving Facility expires by its terms on the earlier of (i) the date occurring ninety-one (91) days prior to the final stated maturity of the Borrower’s 7.625% senior secured notes due 2025 (the “Senior Secured Notes”) if the aggregate outstanding principal amount of the Senior Secured Notes exceeds $100 million on such date and (ii) June 29, 2027, unless extended in accordance with terms set forth in the Credit Agreement. The Term Facility expires by its terms on June 29, 2029, unless extended in accordance with terms set forth in the Credit Agreement. The Facility is secured on a pari passu basis with the Senior Secured Notes.

A portion of the Revolving Facility not to exceed $35 million will be available for the issuance of letters of credit by the letter of credit issuers thereunder.

The Facility may be increased through incremental facilities, at the election of the Borrower, by an amount equal to the greater of (i) $400 million and (ii) 0.75 times the Borrower’s trailing twelve-month Adjusted EBITDA (as defined in the Credit Agreement and on a pro forma basis), plus additional amounts that are (i) secured on a pari passu basis so long as after giving effect to such additional amounts, the Borrower’s pro forma net first lien leverage ratio does not exceed 3.00:1.00, (ii) secured on a junior basis so long as after giving effect to such additional amounts, the Borrower’s pro forma net secured leverage ratio does not exceed 4.00:1.00 and (iii) unsecured so long as after giving effect to such additional amounts, either the Borrower’s pro forma (a) net total leverage ratio does not exceed 4.00:1.00 or (b) interest coverage ratio is not less than 2.00:1.00. The Credit Agreement provides that the Borrower may net its unrestricted cash for purposes of calculating the leverage ratios.

Certain subsidiaries of the Borrower will guarantee the Borrower’s obligations under the Credit Agreement, pursuant to the terms set forth in the Credit Agreement.

The Term Loans will bear interest at Term SOFR (plus an additional credit spread adjustment of 0.10%) or ABR (each, as defined in the Credit Agreement) plus (i) in the case of SOFR loans, 5.00% per annum and (ii) in the case of ABR loans, 4.00% per annum. The Revolving Loans will bear interest subject to a pricing grid based on the Borrower’s net total leverage, at Term SOFR (plus an additional credit spread adjustment of 0.10%) plus a spread ranging from 4.25% to 4.75% per annum or ABR plus a spread ranging from 3.25% to 3.75% per annum. Unused commitments under the Revolving Facility incur commitment fees ranging from 0.30% to 0.50%, based on the Borrower’s net total leverage.

The Credit Agreement also contains certain affirmative and negative covenants that the Borrower considers customary for facilities of this type applicable to the Borrower, its restricted subsidiaries, and, in certain cases, D&B Holdings, including, furnishing to lenders periodic financial information of the Borrower or its parent entities and reports and registration statements filed with the Securities and Exchange Commission; maintenance of corporate existence and ability to do business; limitations on use of proceeds; limitations on business activities; limitations on the ability to, among other things, incur additional debt, pay dividends and make other restricted payments, create liens, make investments and acquisitions, engage in sales of assets, enter into sale-leaseback transactions, enter into transactions with affiliates, transfer all or substantially all of our assets or enter into merger or consolidation transactions. The Revolving Facility also requires the Borrower and its restricted subsidiaries to maintain a maximum net total leverage ratio of 3.50:1.00 as of the end of each fiscal quarter, solely to the extent 35% of the Revolving Facility (other than $30 million of undrawn letters of credit and any letters of credit that have been cash collateralized) is drawn on such date.

The Credit Agreement also contains certain events of default customary for facilities of this type (with grace periods and thresholds), including nonpayment of principal, interest, fees or other amounts when due; material inaccuracies of representations and warranties; violations of covenants; the occurrence of certain bankruptcy events; certain ERISA events; material judgments; changes of control; or the invalidity of the guaranty provided by D&B Holdings or the subsidiaries of the Borrower or the security interests granted under the collateral documents. Upon the occurrence of an event of default after any applicable grace or cure period, any outstanding loans under the Credit Agreement may be accelerated and/or the Lenders’ commitments may be terminated; provided that, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement will automatically become immediately due and payable, and the Lenders’ commitments will automatically terminate.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The description of the Main Event Acquisition set forth under “Introductory Note” above is incorporated herein by reference.

In accordance with the Main Event Acquisition, the Company paid closing consideration to Ardent, RedBird and certain minority sellers in cash in the amount $686.0 million, which is net of preliminary and customary purchase price adjustments and remains subject to final post-closing settlement between the Company and Main Event. The Company funded the closing payment with borrowings under the Facility.

The material terms of the Merger Agreement were previously disclosed in Item 1.01 of the Company’s Current Report on Form 8-K filed on April 6, 2022, which is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On the Closing Date, Christopher Morris was appointed as Chief Executive Officer of the Company and as a member of the Board of Directors (the “Board”) of the Company. There are no transactions between the Company and Mr. Morris that would require disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Morris and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K. Further, there is no arrangement or understanding between Mr. Morris and any other persons pursuant to which Mr. Morris was selected as an officer and director. The material terms of Mr. Morris’ employment arrangement were previously disclosed in Item 5.02 of the Company’s Current Report on Form 8-K filed on April 6, 2022, which is incorporated herein by reference.

Additionally, on the Closing Date, Kevin Sheehan completed his role as Interim Chief Executive Officer and continued in his capacity as Chair of the Board and as a member of the Finance Committee of the Board. The lead independent director role of the Board was eliminated in connection with Mr. Sheehan’s completion of his Interim Chief Executive Officer duties.

Item 7.01.	Regulation FD Disclosure.

On June 29, 2022, the Company issued a press release regarding the consummation of the Main Event Acquisition. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.

The Company intends to file the financial statements required to be filed pursuant to Item 9.01(a) of Form 8-K by amendment to this report not later than 71 calendar days after the date this report is required to be filed.

(b)           Pro Forma Financial Information.

The Company intends to file any pro forma financial information required by Item 9.01(b) of Form 8-K by amendment to this report not later than 71 calendar days after the date this report is required to be filed.

(d)           Exhibits.

Exhibit No.	Description
10.1	Senior Secured Credit Agreement, dated June 29, 2022, by and among the Dave & Buster’s, Inc., as borrower, Dave & Buster’s Holdings, Inc., as parent guarantor, the other guarantors from time to time party thereto, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent and Deutsche Bank Securities, Inc., JPMorgan Chase Bank, N.A., BMO Capital Markets Corp., Wells Fargo Securities, LLC, Truist Securities, Inc., Capital One, N.A. and Fifth Third Bank, National Association, as joint lead arrangers joint bookrunners.
99.1	Press Release of Dave & Buster’s Entertainment, Inc., dated June 29, 2022.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

*	Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2022	DAVE & BUSTER’S ENTERTAINMENT, INC.

	By	/s/ Robert W. Edmund
Robert W. Edmund General Counsel, Secretary and Senior Vice President of Human Resources